Exhibit 10.79

Jim Caulfield 2010 Management Incentive Plan

JIM CAULFIELD
2010 MANAGEMENT INCENTIVE PLAN

Under the Move, Inc. 2010 Management Incentive Plan (the “Bonus Plan”), you will be eligible to receive a performance bonus based upon achievement of performance objectives. Your bonus may be up to the following amounts:

Sixty Percent (60%) will be based on Corporate Financial Performance and forty percent (40%) will be based on Individual Performance Objectives; provided that the Company must exceed the Threshold Performance level for a bonus to be payable under the Bonus Plan. Your target bonus for 2010 is 100% of your 2010 annual base salary (“Target Bonus”). Your Target Bonus is your expected bonus amount assuming successful achievement of all of the corporate and all of your performance objectives.

At Threshold Performance Level:	0% of Target Bonus

At Target Performance Level:	100% of Target Bonus (60% for Corporate Financial Performance; 40% for Individual Performance)

Achievement in between levels will be calculated according to the bonus formula described below.

Individual Performance Objectives

Your expected bonus for the Individual Performance Objectives element is 40% of your Target Bonus (at acceptable satisfaction of your objectives). Your performance will be assessed by your immediate manager based on how you and Move, Inc. (the “Company”) delivered against the published corporate goals with an emphasis on fostering Company culture and talent development.

Corporate Financial Performance Element

The Corporate Financial Performance element will be determined based on the financial matrix that includes EBITDA and Revenue components. A copy of the financial matrix is being provided to you in connection with this Bonus Plan. Final determination of any and all bonus awards is subject to the approval of the Company’s Management Development and Compensation Committee.

JIM CAULFIELD

Payment of any bonus award shall be based on the Company’s overall financial position at the time performance is reviewed by the Management Development and Compensation Committee. Final approved bonuses, as applicable, will be paid after year-end close (i.e., the bonus is annual, not quarterly).

General Terms & Conditions:

These general terms and conditions apply to the Bonus Plan and any and all applicable payments under the Bonus Plan. To the extent that these general terms and conditions conflict with any other terms of this Bonus Plan, these general terms and conditions shall control.

Participant must be employed on the Bonus Plan payment date (“Payment Date”) to be eligible to receive a bonus. The Payment Date will be no later than April 15, 2011.

Any participants who become employed after January 1, 2010 will have their payout pro-rated based on the number of days employed in 2010, provided they meet the other terms and conditions of this Bonus Plan, including remaining employed through the Payment Date.

Employees who go on a Leave of Absence, including disability, will have any potential bonus payment pro-rated based on actual days of full service employment in 2010, provided they meet the other terms and conditions of this Bonus Plan, including remaining employed through the Payment Date. Vacation, normal sick leave and jury duty will not cause a pro-ration.

The Company reserves the right to amend the Bonus Plan at any time with or without notice, and all payments under the Bonus plan are at the sole discretion of senior management, except as subject to the approval of the Management Development and Compensation Committee.

Participation in the Bonus Plan does not change your at-will employment status at the Company. This means that unless expressly agreed otherwise in writing signed by the Chief Executive Officer of the Company and you, both you and the Company retain the right to end your employment relationship at any time with or without notice, with or without cause.

Your signature below indicates that you have received, read and understand the Bonus Plan.

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